Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cvent Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457	(h)	110,500,000	(2)	$6.38	(3)	$704,990,000.00	0.0000927	$65,352.57
Equity	Common Stock, par value $0.0001 per share	Rule 457	(h)	51,464,157		$4.13	(4)	$212,546,968.41	0.0000927	$19,703.10
Equity	Common Stock, par value $0.0001 per share	Rule 457	(h)	11,500,000	(5)	$6.38	(3)	$73,370,000.00	0.0000927	$6,801.40
Total Offering Amounts								$990,906,968.41		$91,857.08
Total Fee Offsets										N/A
Net Fee Due										$91,857.08

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Cvent Holding Corp. 2021 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and the Cvent Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents shares of Common Stock reserved for issuance under the Omnibus Incentive Plan, shares of Common Stock that may again become available for delivery with respect to awards under the Omnibus Incentive Plan pursuant to the share counting, share recycling and other terms and conditions of the Omnibus Incentive Plan and shares of Common Stock that may become reserved and available for delivery with respect to awards under the Omnibus Incentive Plan pursuant to the Omnibus Incentive Plan’s “evergreen” provision. In general, to the extent that any awards under the Omnibus Incentive Plan are forfeited, cancelled, terminated or expire for any reason before being exercised or settled in full in shares of Common Stock, if any awards are settled in cash or if shares issued under the Omnibus Incentive Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the Omnibus Incentive Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $6.38 per share represents the average high and low sales prices of the Common Stock as reported on the Nasdaq Global Market on February 7, 2022.

(4)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $4.13 per share (rounded up to the nearest cent) for outstanding rollover stock options granted under the Omnibus Incentive Plan.

(5)

Represents shares of Common Stock reserved for issuance under the ESPP and shares of Common Stock that may become reserved and available for delivery with respect to awards under the ESPP pursuant to the ESPP’s “evergreen” provision.